SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 ---------------


                Date of Report (Date of earliest event reported):

                                   May 8, 1998



                         SUNBURST ACQUISITIONS II, INC.


                                    Colorado
         (State or other jurisdiction of incorporation or organization)



                                     0-22661
                             (Commission File No. )

                                   84-1388857
                                (I.R.S. Employer
                               Identification No.)


                           5599 San Felipe, Suite 620
                                 Houston, Texas
                    (Address of principal executive offices)

                                      77056
                                   (Zip Code)

       Registrant's telephone number, including area code: (713) 850-9993

                 4807 South Zang Way, Morrison, Colorado, 80465
             ------------------------------------------------------
                 (Former address, if changed since last report)

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INFORMATION  INCLUDED  IN  THIS  REPORT

Item  1.    Changes  in  Control  of  Registrant.

     On May 8, 1998, Registrant entered into a asset acquisition transaction, more fully described in Item 2 below, in which Stephen Noser and Samuel Skipper acquired 77.7% of the voting rights of Registrant and in the process became the sole two directors of Registrant. In addition, Mr. Noser became the President, Secretary, and Assistant Treasurer of the Registrant, and Mr. Skipper became the Chairman of the Board and Chief Executive Officer of Registrant. Previous to the transaction, Michael R. Quinn and Jay Lutsky controlled 74.37% of the votes of Registrant and acted as Registrant's directors and executive officers.

     In  the   transaction,   Mr.  Noser  subscribed  for  1,000,000  shares  of
Registrant's common stock, no par value ("Common Stock") for a total consideration of $1,000 and received 250,000 shares of Registrant's class B preferred stock ("Class B Preferred Stock") upon becoming a director. The Class B Preferred Stock is not convertible but has 100 votes for every share of Class B Preferred Stock. Mr. Noser also owns 50% of Vector Energy Corporation, a Texas corporation ("Vector"), which received 333,333 shares of Common Stock in exchange for assets that Vector transferred to Registrant. Mr. Noser owns 35.9% of the total votes of Registrant.

     Also in the transaction, Mr. Skipper subscribed for 5,433,334 shares of Common Stock for a total consideration of $1,000 and received 250,000 shares of Class B Preferred Stock upon becoming a director. Mr. Skipper owns 41.8% of the total votes of Registrant.

     In connection with this transaction, Registrant changed its principal place of business and principal telephone number from 4807 South Zang Way, Morrison, Colorado, 80465, (303) 979-2404, to its present location and phone number at 5599 San Felipe, Suite 620, Houston, Texas, 77056, (713) 850-9993.

Item  2.    Acquisition  or  Disposition  of  Assets.

     As mentioned in Item 1, on May 8, 1998, Registrant entered into an asset acquisition transaction by which Registrant acquired substantially all of its present operating assets. The transaction consisted of a Asset Purchase Agreement executed by Registrant and Vector under which Vector transferred all or substantially all of its assets to Registrant, including its rights to two asset purchase agreements with Lisbon Development Company. L.L.C., a Texas limited liability company ("Lisbon"), and Taurus Operating, Inc., a Texas corporation ("Taurus") dated March 23, 1998 ("Lisbon Contract") and March 31, 1998 ("Taurus Contract"), respectively.

     Other than the rights to the above mentioned asset purchase contracts with Lisbon and Taurus, Vector's assets acquired by Registrant were nonoperated working interests and royalties in approximately 80 producing oil and wells located primarily in Oklahoma and Kansas. These working interests and royalty interests accounted for approximately 2% to 3% of the aggregate value of the Vector assets being transferred to Registrant. Registrant also acquired from Vector a wholly owned subsidiary of Vector, Vector Exploration, Inc., a Texas corporation ("Vector Exploration"), which then became a wholly owned subsidiary of Registrant. Vector assigned its rights to the Lisbon Contract to Vector Exploration previous to Registrant's acquisition of Vector Exploration. In exchange for these assets and the rights under the contracts, Vector received 333,333 shares of Common Stock.

     Pursuant to the asset acquisition transaction, Registrant, through its newly acquired wholly owned subsidiary Vector Exploration, exercised the rights under the Lisbon Contract by which Vector Exploration acquired 13 producing oil and gas wells located in East Texas and North Louisiana. These assets currently are held in Registrant's wholly owned subsidiary Vector Exploration. In exchange for these Lisbon assets, Vector Exploration delivered to Lisbon 30,000 shares of Registrant's class AA 6% cumulative convertible preferred stock
("Class AA Preferred Stock") and assumed $6.1 million in secured debt and $800,000 in accounts payable. The secured debt assumed by Registrant is a credit facility secured by the production on the acquired producing properties that allows Registrant access to a line of credit of up to $10 million with a national bank. These Lisbon liabilities, just as the Lisbon assets, are held by Registrant's wholly owned subsidiary Vector Exploration The Class AA Preferred Stock is convertible and votes at a rate of 333.33 to one share of Class AA Preferred Stock.

     Registrant also exercised its assigned rights under the Taurus Contract, which were assigned directly to Registrant, and acquired the Westbrook Field located in Mitchell County, Texas. In exchange for this asset, Registrant issued to Taurus 710,400 shares of Common Stock.

     In connection with the above transaction, Registrant additionally issued 1,833,333 shares of Common Stock and a warrant to purchase an additional
1,000,000 shares of Common Stock at an exercise price of $.03 per share to subscribers in exchange for an aggregate consideration of $501,000.00.

Item  7.    Financial  Statements  and  Exhibits.

     Registrant will file its financial statements and pro forma financial information in an amendment hereto within 60 days of the date of this filing.

     Exhibit  2.01       Asset Purchase Agreement between Registrant and Vector.

     Exhibit  2.02       Lisbon  Agreement

     Exhibit  2.03       Taurus  Agreement


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     SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated:    May  23,  1998.


                    SUNBURST  ACQUISITIONS  II,  INC.


                    By: /s/  Stephen  Noser
                       -----------------------------------
                             Stephen  Noser,  President


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